Exhibit 99.1

Novocure Reports Second Quarter 2016 Financial Results and Provides Company Update

Continued growth in active patients with 891 active patients at June 30, 2016, an increase of 110 percent from second quarter 2015, and 12 percent from first quarter 2016

Second quarter 2016 reported revenues of $17.9 million, reflecting 174 percent growth versus second quarter 2015 and 37 percent growth versus first quarter 2016

Approximately 116 million covered lives in the United States as of June 30, 2016, including an additional 10 million lives placed under coverage during second quarter 2016

National Comprehensive Cancer Network® (NCCN®) published updated NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Central Nervous System Cancers to include Optune as category 2A treatment option for newly diagnosed GBM

FDA approval received for the second generation Optune System which is less than half the weight and size of the first generation Optune System

Enrollment of PANOVA, a phase 2 pilot trial in pancreatic cancer, and INNOVATE, a phase 2 pilot trial in recurrent ovarian cancer, completed with data to be available in late 2016

Conference call at 8 a.m. EDT today

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a commercial stage oncology company pioneering a novel therapy for solid tumors, today reported financial results for the quarter ended June 30, 2016, highlighting year-over-year growth in prescriptions, active patients and reported revenues.

Second quarter 2016 highlights include:

	Three months ended June 30,
	2016	2015	% change
Non-financial
Prescriptions received in period(1)	657	428	54%
Active patients at period end(2)	891	425	110%

Financial, in millions (unaudited)
Revenues(3)	$17.9	$6.5	174%
Net loss	$(40.6)	$(29.4)

Cash and cash equivalents at the end of period	$80.9	$106.5
Short-term investments at the end of period	$120.0	$57.0

(1)	A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Tumor Treating Fields (TTFields) therapy for a patient not previously on TTFields therapy. Orders to renew or extend treatment are not included in this total. In the future, we may have regulatory approvals and commercial programs for multiple clinical indications, at which time we will recognize a commercial order as a prescription for the same patient for each clinical indication treated. For example, in the future, a patient may have a prescription for the treatment of lung cancer and a prescription for the treatment of brain metastases from the lung cancer.

(2)	An “active patient” is a patient who is on TTFields therapy under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.
(3)	For the reported periods, all revenues were recognized when cash was collected and all other revenue recognition criteria had been met.

“Year-over-year prescription, active patient and revenue growth continues and I am proud of the progress we have made since the FDA approval of Optune for newly diagnosed GBM in October 2015. We finished the quarter with 547 prescriptions in the United States and 110 in our ex-U.S. markets,” said Asaf Danziger, Chief Executive Officer. “While barriers to full adoption remain, I am optimistic we will overcome the challenges inherent in bringing a completely new therapy into widespread clinical use.”

“Earlier this week, the National Comprehensive Cancer Network, or NCCN, updated its clinical practice guidelines to add Optune plus temozolomide as a Category 2A treatment option for newly diagnosed GBM. Optune is transforming the standard of care for glioblastoma,” continued Mr. Danziger. “Also this month, we received FDA approval for the smaller, lighter second generation Optune System which aims to make Optune therapy even easier for patients. And, later this year, we will publish additional clinical trial data further demonstrating the benefits of Optune therapy for GBM patients.”

“Optune is the first therapy to demonstrate an improvement in overall survival for newly diagnosed GBM patients in more than a decade and we are committed to bringing this therapy to patients who have such a vital need for improved treatment options,” concluded Mr. Danziger.

“Scientific evidence suggests TTFields therapy is broadly applicable to solid tumors; and our R&D team continues to make progress toward developing TTFields for additional tumor types,” said William Doyle, Executive Chairman. “In the past three months, we enrolled the last patients in our PANOVA and INNOVATE phase 2 pilot trials in advanced pancreatic cancer and recurrent ovarian cancer, respectively, and received FDA approval of our IDE application to initiate our METIS phase 3 pivotal trial in brain metastases.”

“Recent findings strengthen our belief that treatment with TTFields is compatible with both current standards of care and emerging novel therapies for a variety of solid tumors and we are excited to share data from multiple indications at our R&D day in December,” continued Mr. Doyle. “We believe that TTFields, with the potential of superior outcomes and no systemic toxicity, will play a valuable role in the solid tumor treatment paradigm.”

2016 Second Quarter Operating Statistics and Financial Update

Prescriptions in the quarter ended June 30, 2016, increased by 229 prescriptions, or 54 percent, compared to the same period in 2015. The increase in prescriptions was driven primarily by commercial activities in the United States after the October 2015 U.S. Food and Drug Administration (FDA) approval of Optune for the treatment of newly diagnosed glioblastoma (GBM), increased commercial activities in Germany, and enhanced awareness of Optune following the December 2015 publication of EF-14 phase 3 pivotal trial results in the Journal of the American Medical Association.

•	In the United States, 547 prescriptions were received in the quarter ended June 30, 2016, an increase of 157 prescriptions, or 40 percent, compared to the same period in 2015.

•	In Germany and other EMEA markets, 110 prescriptions were received in the quarter ended June 30, 2016, an increase of 72 prescriptions, or 189 percent, compared to the same period in 2015.

There were 891 active patients on Optune therapy at June 30, 2016, an increase of 466 active patients, or 110 percent, compared to June 30, 2015. The increase in active patients was driven both by prescription growth and by an increase in the percentage of newly diagnosed GBM patients who started Optune in prior periods. The portion of Optune prescriptions for newly diagnosed GBM was more than 50 percent in the second quarter of 2016.

•	In the United States, there were 736 active patients on Optune therapy at June 30, 2016, an increase of 345 active patients, or 88 percent, compared to June 30, 2015.

•	In Germany and other EMEA markets, there were 155 active patients on Optune therapy at June 30, 2016, an increase of 121 active patients, or 356 percent, compared to June 30, 2015.

We continued to expand coverage of Optune for the treatment of newly diagnosed and/or recurrent GBM in the second quarter of 2016 to include more than 10 million additional lives through new policies with Blue Cross Blue Shield of Michigan, Emblem Health, Blue Cross Blue Shield of Minnesota, and Group Health Cooperative Washington and Idaho.

This brought the total number of covered lives to approximately 116 million in the United States as of June 30, 2016.

For the three months ended June 30, 2016, revenues increased to $17.9 million compared to $6.5 million for the same period in 2015, representing 174 percent growth. This growth was primarily driven by increased Optune adoption.

For the three months ended June 30, 2016, cost of revenues, excluding impairment of field equipment, increased to $9.8 million compared to $4.8 million for the same period in 2015, representing 106 percent growth. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipment costs and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

We received FDA approval to market our second generation Optune System in the United States on July 13, 2016 and are in the process of converting all patients from the first generation to the second generation Optune System. We are no longer manufacturing the first generation Optune System. For the three months ended June 30, 2016, we recorded a non-cash impairment loss of $6.4 million for the write-off of first generation Optune System field equipment. We plan to convert all patients in the United States from the first generation to the second generation Optune System over the next three months and do not expect an additional material impairment charge in the future.

Research, development and clinical trials expenses for the three months ended June 30, 2016, were $11.3 million compared to $12.8 million for the same period in 2015, representing a decrease of 11 percent. This decrease was primarily due to the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM and reduced expenses related to clinical education and investigator-sponsored trials, partially offset by an increase in personnel costs.

Sales and marketing expenses for the three months ended June 30, 2016, were $14.6 million compared to $8.9 million for the same period in 2015, representing growth of 65 percent. This growth was primarily due to increased personnel costs as well as increased marketing expenses to expand commercial operations in the United States and Germany and to establish commercial operations in Switzerland and Japan.

General and administrative expenses for the three months ended June 30, 2016, were $13.0 million compared to $7.4 million for the same period in 2015, representing growth of 77 percent. This growth was primarily due to increased personnel costs as well as increased expenses related to professional services and activities associated with being a public company.

Personnel costs for the three months ended June 30, 2016, included $5.6 million in non-cash share-based compensation expenses, comprised of $0.2 million in cost of revenues; $0.8 million in research, development and clinical trials; $1.3 million in sales and marketing; and $3.3 million in general and administrative expenses. Total non-cash share-based compensation expenses for second quarter 2015 were $2.6 million.

Net losses for the three months ended June 30, 2016, were $40.6 million compared to net losses of $29.4 million for the same period in 2015.

As of June 30, 2016, we had $80.9 million in cash and cash equivalents and $120.0 million in short-term investments, for a total balance of $200.9 million in cash, cash equivalents and short-term investments. On June 30, 2016 we provided a drawdown notice for the remaining $75.0 million available under our existing term loan agreement with an investment fund managed by Pharmakon Advisors LP and we received funds from the draw in July 2016.

Other recent corporate achievements

•	NCCN guidelines update: In July 2016, Optune was added to the National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology for Central Nervous Systems Cancers for newly diagnosed GBM. Optune plus temozolomide is now a Category 2A recommendation following standard brain radiation therapy with concurrent temozolomide, and is now a standard treatment option for newly diagnosed patients with GBM.

•	FDA approval for the second generation Optune system: In July 2016, the U.S. FDA approved our premarket approval (PMA) supplement application for the second generation Optune System. The second generation Optune system is less than half the weight and size of the first generation Optune System and aims to make treatment with Optune even easier for GBM patients.

•	METIS phase 3 pivotal trial IDE approval: In May 2016, we received FDA approval of our investigational device exemption (IDE) application to initiate our METIS trial. The multi-center, open-label randomized study will test the effectiveness of TTFields following stereotactic radiosurgery (SRS) compared with watchful waiting alone in 270 patients with brain metastases stemming from non-small cell lung cancer.

•

PANOVA phase 2 pilot data first cohort subgroup analysis: Data from the first cohort of PANOVA, a phase 2 pilot trial in advanced pancreatic cancer, demonstrate that progression free survival and overall survival of patients treated with TTFields combined with gemcitabine were more than double those of gemcitabine-treated historical controls. Subgroup analysis of the first cohort of the PANOVA trial were presented at ASCO in June 2016 demonstrating an overall survival benefit of TTFields plus gemcitabine in advanced pancreatic patients. Median overall survival exceeded 15 months in patients with locally advanced pancreatic cancer treated with TTFields therapy combined with gemcitabine.

•	PANOVA phase 2 pilot trial last patient in: Following the approval of nab-paclitaxel, a taxane-based chemotherapy, for the treatment of advanced pancreatic cancer, we expanded the PANOVA study to include 20 additional patients treated with TTFields in combination with nab-paclitaxel and gemcitabine. We finished enrollment of the second patient cohort in May 2016 and, with six months follow-up, phase 2 pilot data for all 40 patients enrolled in the PANOVA trial is expected to be available for presentation in late 2016.

•	INNOVATE phase 2 pilot trial last patient in: In October 2014, the INNOVATE trial opened to study TTFields in combination with weekly paclitaxel for patients with recurrent ovarian cancer. We finished enrollment in May 2016 and, with six months follow-up, phase 2 pilot data for all 30 patients is expected to be available for presentation in late 2016.

•	Preclinical data show additive efficacy of TTFields and PD-1 inhibitors: Results presented at the American Association of Immunologists’ Annual Meeting 2016 demonstrate that TTFields enhance immunogenic cell death in non-small cell lung cancer cells in vivo. Preclinical mouse data suggest combining TTFields with anti-PD-1 may achieve tumor control by further enhancing antitumor immunity.

Research and development day scheduled for December 12, 2016

We will hold a research and development day for analysts and investors on Monday, December 12, 2016, from 1:00 to 4:00 p.m. Eastern Time in New York City. The event will provide analyses from completed clinical trials, including the full 695 patient dataset from the EF-14 trial in newly diagnosed GBM, data from the PANOVA phase 2 pilot trial in advanced pancreatic cancer, and data from the INNOVATE phase 2 pilot trial in recurrent ovarian cancer. In addition, we will provide an update of recent preclinical findings related to TTFields and a review of our ongoing clinical pipeline.

Conference call details

Novocure will host a conference call and webcast to discuss second quarter 2016 financial results today, Thursday, July 28, at 8 a.m. EDT. This event can be accessed from the Investor Relations page of Novocure.com. A replay of the discussion will be available on Novocure’s website for at least 14 days following the call.

About Novocure

Novocure is a commercial-stage oncology company developing a novel, proprietary therapy called Tumor Treating Fields, or TTFields, for the treatment of solid tumor cancers. Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania, and New York City. Additionally, the company has offices in

Germany, Switzerland and Japan, and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, achievement of 2016 corporate goals, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on March 1, 2016, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Condensed Interim Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2016	2015	2016	2015	2015
	Unaudited		Unaudited		Audited
Net revenues	$17,919	$6,543	$30,972	$11,751	$33,087
Cost of revenues	9,797	4,750	17,779	8,647	20,610
Impairment of field equipment	6,412	—	6,412	—	—

Gross profit	1,710	1,793	6,781	3,104	12,477

Operating costs and expenses:
Research, development and clinical trials	11,318	12,765	22,763	22,692	43,748
Sales and marketing	14,598	8,866	27,906	15,221	38,861
General and administrative	13,031	7,368	25,287	14,343	33,864

Total operating costs and expenses	38,947	28,999	75,956	52,256	116,473

Operating loss	(37,237)	(27,206)	(69,175)	(49,152)	(103,996)
Financial expenses, net	555	876	1,104	1,467	3,151

Loss before income tax expense	(37,792)	(28,082)	(70,279)	(50,619)	(107,147)
Income tax expense	2,820	1,275	5,770	2,011	4,434

Net loss	$(40,612)	$(29,357)	$(76,049)	$(52,630)	$(111,581)

Basic and diluted net loss per ordinary share	$(0.48)	$(2.36)	$(0.90)	$(4.12)	$(3.67)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	85,274,683	12,427,442	84,843,028	12,783,881	30,401,603

Condensed Interim Consolidated Balance Sheets

USD in thousands (except share data)

	June 30,	December 31,
	2016	2015
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$80,871	$119,423
Short-term investments	119,979	150,001
Restricted cash	99	87
Receivables and prepaid expenses	12,534	10,799
Inventories	21,215	13,594

Total current assets	234,698	293,904

LONG-TERM ASSETS:
Property and equipment, net	8,813	6,552
Field equipment, net	5,850	6,029
Severance pay fund	82	79
Other long-term assets	1,076	772

Total long-term assets	15,821	13,432

TOTAL ASSETS	$250,519	$307,336

	June 30,	December 31,
	2016	2015
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$22,007	$16,755
Other payables and accrued expenses	12,611	11,872

Total current liabilities	34,618	28,627

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	23,292	23,097
Employee benefit liabilities	2,592	2,057
Other long-term liabilities	3,371	2,735

Total long-term liabilities	29,255	27,889

TOTAL LIABILITIES	63,873	56,516

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 85,774,774 shares and 83,778,581 shares at June 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	652,460	640,406
Accumulated other comprehensive loss	(1,684)	(1,505)
Accumulated deficit	(464,130)	(388,081)

Total shareholders’ equity	186,646	250,820

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$250,519	$307,336

Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558